Exhibit 99.1

FOXO TECHNOLOGIES INC. ANNOUNCES COMPLETION OF REVERSE STOCK SPLIT

WEST PALM BEACH, FLORIDA—July 1, 2026 - (Globenewswire)—FOXO Technologies Inc. (OTC: FOXO) (“FOXO” or the “Company”), today announced that its previously approved reverse stock split (the “Reverse Split”) of its Class A common stock (“Common Stock” and the “Reverse Split”) became effective at 4:01 p.m. ET on June 30, 2026 (the “Effective Time”). The Company’s Common Stock will begin trading on a split-adjusted basis on the OTC under the temporary symbol “FOXOD” when the market opens on July 1, 2026, and will trade under a new CUSIP number (351471602). The trading symbol will revert to “FOXO” on or about July 20, 2026 (approximately 20 business days after the Effective Time).

The Reverse Split was approved by written consent in lieu of a meeting by a shareholder representing a majority of the voting control of the Company on May 18, 2026, and the Company filed a Certificate of Amendment to its Certificate of Incorporation with the Secretary of State of the State of Delaware to implement the Reverse Split. As a result of the Reverse Split, every three thousand (3,000) shares of Class A common stock (the “Common Stock”) issued and outstanding at the Effective Time will automatically be combined into one share of Common Stock, with no change in the $0.0001 par value per share. No fractional shares will be issued in connection with the Reverse Split; any fractional share that would otherwise result will be rounded up to the nearest whole share, and no stockholder will receive cash in lieu of fractional shares.

The Reverse Split is intended to increase the per share stock price for a potential quotation on OTCQB, which requires a sustained trading price of $0.01 or higher, or as a step to a potential up-listing to a recognized exchange if we meet the initial listing requirements and determine to pursue such a listing. We believe that if we are successful in maintaining a higher stock price, the stock will generate greater interest among professional investors and institutions. If we are successful in generating interest from such entities, we anticipate that our Common Stock would have greater liquidity and a stronger investor base. The Company may explore additional financing opportunities or strategic transactions that would require the issuance of additional shares of Common Stock, but no such plans are currently pending. Accordingly, for these and other reasons, we believe that effecting the Reverse Split is in the Company’s and our stockholders’ best interests. The Reverse Split will not affect the terms of the outstanding Common Stock or the rights of the holders of the Common Stock. The Company does not expect the Reverse Split to impact its current or future business operations.

If applicable, all outstanding stock options, warrants, and equity incentive plans will be proportionately affected. The exercise prices and the number of shares issuable upon exercise, of the outstanding stock options and warrants, and the number of shares available for future issuance under the equity incentive plans, will be adjusted in accordance with their respective terms. The Reverse Split will affect all stockholders uniformly and will not affect any stockholder’s ownership percentage of the Company’s shares of Common Stock with the exception of those holders of fractional shares.

Continental Stock Transfer & Trust Company (“CST”), the Company’s transfer agent, will act as the exchange agent for the Reverse Split. CST will provide instructions to stockholders with physical certificates regarding the process for exchanging their certificates for split-adjusted shares into “book-entry form” and receiving adjustment for fractional shares, if any. Those stockholders with Common Stock in “street name” will receive instructions from their brokers.

About FOXO Technologies Inc. (“FOXO”)

FOXO owns four key subsidiaries.

Rennova Community Health, Inc., owns and operates Scott County Community Hospital, Inc. (d/b/a Big South Fork Medical Center), a critical access designated (CAH) hospital in East Tennessee.

Myrtle Recovery Centers, Inc., a 30-bed behavioral health facility in East Tennessee, provides inpatient services for detox and residential treatment and outpatient services for MAT and OBOT Programs.

Vector BioSource, Inc. is an information, data and biospecimen sourcing provider serving the biotechnology, clinical research and pharmaceutical research industries.

FOXO Labs, Inc. is a biotechnology company dedicated to improving human health and life span through the development of cutting-edge technology and product solutions for various industries.

For more information about FOXO, visit www.foxotechnologies.com.

Forward-Looking Statements

This press release contains forward-looking statements that include words such as “expects,” “anticipates,” “believes,” “intends,” “plans,” “projects,” “estimates,” “may,” “will,” “should,” “could,” or similar expressions, are forward-looking statements. These statements are not historical facts, including statements about the FOXO’s beliefs and expectations, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties, and a number of factors could cause actual results to differ materially from those contained in any forward-looking statement. These factors include, but are not limited to the risk of changes in the competitive and highly regulated industries in which FOXO operates; variations in operating performance across competitors or changes in laws and regulations affecting FOXO’s business; the ability to implement FOXO’s business plans, forecasts, and other expectations; the ability to obtain financing; the risk that FOXO has a history of losses and may not achieve or maintain profitability in the future; the enforceability of FOXO’s intellectual property, including its patents and the potential infringement on the intellectual property rights of others; and the risk of downturns and a changing regulatory landscape in the highly competitive industries in which FOXO operates. The foregoing list of factors is not exhaustive. Readers should carefully consider the foregoing factors and the other risks and uncertainties discussed in FOXO’s most recent reports on Forms 10-K and 10-Q, particularly the “Risk Factors” sections of those reports, and in other documents FOXO has filed, or will file, with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and FOXO assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:

Sebastien Sainsbury

ssainsbury@foxotechnologies.com

(561) 485-0151